Exhibit 99.1

Press Release

SOURCE: GameTech International, Inc

GameTech International, Inc. Announces Leadership Change

Reno, NV – GameTech International, Inc. (NASDAQ: GMTC), a leading supplier of electronic bingo equipment and video lottery terminals, announced today that Bill Fasig has been named as President and Chief Executive Officer of the company.  Mr. Fasig’s appointment as President and Chief Executive Officer is effective immediately, although subject to regulatory approvals.  While Floyd “Bud” Glisson will no longer be serving as President and Chief Executive Officer of the company, he is expected to remain on the board of directors.

Mr. Fasig joined GameTech in January 2009 as Vice President of Marketing and International Sales, served as Senior Vice President of Global Sales, Marketing, and Service, and most recently was appointed as Chief Operating Officer in February of 2010.  Prior to joining GameTech, Mr. Fasig was the Chief Executive Officer of BMM Compliance for the Americas.  In this capacity, Mr. Fasig was responsible for all aspects of BMM’s business and operations in North and South America.  Prior to BMM, Mr. Fasig enjoyed a long career in the high-technology, marketing, and communications industries, having served in executive positions with Apple, Compaq, and VeriSign.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services.  Under the GameTech® product brand the company provides electronic bingo systems and equipment, and is an innovator in advanced wireless gaming applications and devices.  Under the Summit Gaming ™ product brand the Company provides video lottery terminal devices, gaming equipment, and related software and content.  GameTech International, Inc. serves customers in 43 U.S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom.  The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include risks associated with doing business in a regulated industry, our ability to retain customers and secure new customers, risks associated with rapid technological change, and those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. GameTech does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances

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